Exhibit 10.34

                  COLOMBO EMPLOYMENT AND NON-COMPETE AGREEMENT

     The parties to this Employment Agreement (this "Agreement"), dated as of April, 2004, are PHC, Inc., a Massachusetts corporation ("PHC,") and its subsidiary Pivotal Research Centers, LLC, an Arizona limited liability company ("Pivotal," together with PHC, the "Company"), and Michael Colombo (the "Executive").

                                    RECITALS:

     A. PHC is a Massachusetts corporation engaged in the business of providing behavioral health services and Clinical Research Services.

     B. PHC currently conducts Clinical Research Services through operating divisions and subsidiaries (including but not limited to Pioneer
          Pharmaceutical  Research,  Inc. ("PPR"),  a wholly owned subsidiary of
          PHC) at facilities located in Michigan, Nevada and Utah.

     C. Pivotal is a nationally recognized provider of Clinical Research Services to Pharmaceutical Companies with clinical research facilities located in Peoria, Arizona and Mesa, Arizona.

     D. Executive has served as an executive officer of Pivotal prior to its acquisition by PHC on the date of this Agreement.

     E. Company desires to have Executive serve as the Chief Executive Officer of Pivotal, and lead all of PHC's Clinical Research Services (including but not limited to the activities conducted by Pivotal and PPR), with Executive reporting directly to the CEO of PHC, and Executive desires to provide such services to Company, subject to the terms and conditions set forth below.

                                    AGREEMENT

     Now, therefore, with reference to the foregoing recitals, all of which are incorporated herein by this reference and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Employment, Term and Duties.

          1.1 Employment. Pivotal hereby agrees to employ Executive as the Chief Executive Officer of Pivotal. PHC hereby agrees to employ Executive as the Chief Executive Officer of PHC divisions, subsidiaries or affiliates engaged in the Clinical Research Services business. During the Term, Executive shall have direct management responsibility and authority over all PHC staff conducting Clinical Research Services across all PHC divisions, subsidiaries or affiliates (including, but not limited to, PPR and Pivotal). For purposes hereof, the "Business" means the business of providing Clinical Research Services to Pharmaceutical Companies. The parties understand and acknowledge that PHC's current corporate structure as it relates to Clinical Research Services, including the structure that will exist

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               immediately  Post-Closing,  may need to be modified  over time to improve the operational efficiency of the Business, and all parties understand and agree that such restructuring shall in all cases be consistent with Executive's role as the CEO of the Business with direct management responsibility and authority over all PHC staff conducting Clinical Research Services across all PHC divisions, subsidiaries or affiliates.

          1.2 Term. The term of Executive's employment under this Agreement shall commence on the date of this Agreement and shall continue through December 31, 2006, unless sooner terminated pursuant to
               Section 4 hereof (the "Initial Term"). Thereafter, this Agreement shall automatically and without further action be renewed for successive one-year periods (each, a "Renewal Term") on the same terms and conditions unless sooner terminated pursuant to Section 4 hereof or by either party not less than 60 days prior to the expiration of the Initial Term or any Renewal Term. As used herein, "Term" shall mean the Initial Term and any Renewal Term.

          1.3 Duties. During the Term, Executive shall report directly to the CEO of PHC and perform the duties set forth in attached Exhibit A; provided, however, that Executive shall, at the direction of the CEO of PHC, perform other services and allot a portion of his time to such other responsibilities as may be required from time to time, related to Clinical Research Services as may be assigned from time to time by the CEO of PHC.

          1.4 Best Efforts. Executive shall devote his best efforts in promoting the Company's interests, and performing his duties and responsibilities. Executive shall devote his full working time to the business and affairs of the Company. Executive's services under this Agreement shall be performed primarily at Pivotal's offices located at the Peoria Location and the Mesa Location or at such other primary office as determined mutually by the CEO of PHC and Executive, subject to reasonable travel requirements on behalf of the Company.

          1.5 Defined Terms. Any capitalized terms not defined herein shall have the meaning set forth in that certain Membership Interest Purchase Agreement (the "Purchase Agreement") between PHC, Pivotal, Louis C. Kirby and Carol Colombo, and Anthony Bonacci of even date herewith.

     2.   Compensation.

          2.1 Base Salary. During the Term, as compensation for the services rendered by Executive to the Company, Pivotal and PHC shall pay to Executive a single base salary at an annual rate of not less than $150,000 (the "Base Salary"). The Base Salary shall be payable in accordance with Pivotal's regular payroll practices (but no less frequently than monthly) less federal and state income tax withholding, other deductions required by law and other normal deductions. The Base Salary shall be subject to adjustment from time to time (but to no less than $150,000) by the Board of Directors (the "Board") in its discretion. The Board


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               shall  review  Executive's  Base Salary no less  frequently  than annually to determine  whether or not to make any  adjustment  in
               light  of  the  duties,   responsibilities   and  performance  of
               Executive and the performance of the Company.

          2.2 Incentive Compensation. During the Term, Executive shall be entitled to receive incentive compensation (a "Bonus") based on Adjusted EBITDA (as defined below) of the named operations as follows:

               (a)  Pivotal Business Bonus.

               If the Adjusted  EBITDA of the   Then Pivotal pays to  Executive:
               Pivotal Business is:

               in excess of $730,000 but less   $15,000  Bonus less federal and
               than $800,000                    state   income tax  withholding,
                                                other deductions required by law
                                                and  other   normal   deductions
                                                ("Pivotal  Bonus A").

               in excess of $800,000            $25,000  Bonus less  federal and
                                                state  income tax   withholding,
                                                other deductions required by law
                                                and  other   normal   deductions
                                                ("Pivotal  Bonus B").  In  the
                                                event Executive is  eligible for
                                                Pivotal Bonus B, Executive  will
                                                be  awarded Pivotal  Bonus B and
                                                shall  not receive Pivotal Bonus
                                                A.

               (b)  Clinical Research Services Business Bonus.

               If the Adjusted EBITDA of        Then Pivotal pays to  Executive:
               all PHC's Clinical Research
               Services business (including
               but not limited to Pivotal,
               and PPR) is:

               in excess of $800,000            $25,000  plus 5% of  amounts  in
                                                excess of $800,000 but less than
                                                $1,200,000,   less  federal  and
                                                state  income  tax  withholding,
                                                other deductions required by law
                                                and  other  normal   deductions.
                                                ("Clinical Research Bonus A").

               in excess of $1,200,000          Clinical  Research Bonus A  plus
                                                3% of amounts of Adjusted EBITDA
                                                of all PHC's  Clinical  Research
                                                Services business  in  excess of
                                                $1,200,000,   less  federal  and
                                                state  income  tax  withholding,
                                                other deductions required by law
                                                and other normal deductions.
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               (c) For purposes of Section 2.2(a) and 2.3(a), the term "Adjusted
               EBITDA" shall have the meaning set forth in Note A (pertaining to the Pivotal Business). For purposes of Section 2.2(b) and 2.3(b), the term "Adjusted EBITDA" shall mean the sum of the Adjusted EBITDA as determined pursuant to Note A (pertaining to the Pivotal Business) and the Adjusted EBITDA as determined pursuant to Note C (pertaining to the Non-Pivotal Business).

          2.3 Stock Options. In addition to and not in lieu of any compensation set forth elsewhere in this Agreement, Executive shall be granted options (the "Options") to purchase PHC Stock (the "Option Securities") under the terms and conditions of the PHC stock incentive plan in effect from time to time (the "Option Plan"), and according to a Stock Option Agreement authorized under the Option Plan. Upon the effective date of this Agreement, Executive shall receive options to purchase 20,000 shares of Option Securities. During the term hereof, Executive shall be granted options to purchase additional shares of Option Securities based on annual profits of the named operations as follows:

              (a) Adjusted EBITDA of           PHC   awards  to   Executive  an
               Pivotal Business:                option to purchase:

               in excess of $800,000            10,000 additional shares of  PHC
                                                Stock


               (b) Adjusted EBITDA of all       PHC awards to Executive an PHC
                   PHC divisions,               option to purchase:
                   subsidiaries and affiliates
                   engaged in the Business
                   (including but not limited
                   to the Company, Pivotal
                   and PPR)

               In excess of $800,000            20,000 additional  shares of PHC
               but less than $1,200,000         Stock

               In excess of $1,200,000          50,000 additional  shares of PHC
                                                Stock

               (c) The number of shares of the Option Securities into which the Options are exercisable shall be adjusted based on stock splits, dividends, recapitalizations and other events as set forth in the Option Agreement and the Option Plan. All Options issued to Executive shall be exercisable at a price equal to the Closing Stock Price (as defined in the Purchase Agreement), subject to adjustment based on stock splits, dividends, recapitalizations and other similar events all in accordance with normal business practices. All of such Options shall be for a term of at least five (5) years from the date of issuance, and all of such Options shall vest immediately upon issuance.

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          2.4  Employee  Benefits.  During  the  Term,  Executive,   subject  to
               eligibility and other terms, shall be entitled to participate in any employee benefits plans and programs from time to time established by the Company including, without limitation, any group health plans, insurance plans, life insurance plans, profit sharing, vacation, pension and other benefit plans adopted by the
               Company.   During  the  Term,  Executive  shall  be  entitled  to
               participate in and receive benefits as a senior executive under all employee benefit plans, programs and arrangements, including any stock-based compensation or incentive plan, retirement plan, profit sharing plan, savings plan, life insurance plan, health insurance plan, accident or disability insurance plan. Executive
               shall  be  entitled  to  vacation   commensurate   with  vacation
               available  to  other  executives  of  the  Company.  The  Company
               acknowledges   that  (i)   Executive   is  pursuing  an  advanced
               educational degree, (ii) Executive's course work will conclude in April, 2004, (iii) Executive is required to attend all day classes every other Friday, and (iv) Executive will be required to attend a program in China in March that will require Executive to miss six consecutive days of work. Subject to his continuing duties and obligations hereunder, Executive is authorized to take a reasonable amount of time off from work to complete his degree during the time period set forth above, and none of the time spent by Executive in school or at the program in China shall be deemed to be vacation days or count against Executive's paid time off.

          2.5 Expense Reimbursement. The Company shall promptly pay all reasonable expenses which are actually incurred by Executive on behalf of the Company incident to the discharge and performance of Executive's duties hereunder including, but not limited to, business expenses for travel, as evidenced by vouchers and such other reasonable supporting materials as the Company may require. Executive shall properly account for all expenses and shall maintain such records with respect thereto as are in accordance with the policies and practices determined by the Board in effect from time to time.

          2.6 Auto Allowance. During the Term, Executive shall be entitled to an automobile allowance of twenty-six payments of Four Hundred Dollars ($400.00) during any given calendar year of the Term in accordance with Pivotal's customary payroll practices. Such auto allowance shall be in addition to other compensation paid to Executive.

     3. Covenants of Executive. In order to induce the Company to enter into this Agreement, Executive hereby covenants as follows:

          3.1 Inventions and Innovations. Executive agrees that all right, title and interest in and to any innovation, design, technique, process, idea, product, system, program, machine, method or improvement which are or have been developed or created in whole or in part by Executive at any time and at any place during the term of his employment by the Company and related to or usable in


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               connection  with the business  activities of the Company shall be and remain forever the sole and exclusive property of the Company unless otherwise agreed to in writing between the parties. Executive further agrees to promptly reveal all information relating to the same to the Board and to cooperate with the Company and execute such documents as may be necessary in the event that the Board desires to seek protection on behalf of the Company thereafter.

          3.2 Covenant Not To Compete. In consideration of the consummation of the transactions contemplated under this Agreement, Executive hereby covenants and agrees that for the period beginning on the date hereof and ending one (1) year after the Date of Termination, Executive will not, alone or in association with others, either as a principal, agent, direct or indirect owner, shareholder, partner, joint venturer or member, officer, director, employee, lender, investor, consultant, manager, or in any other capacity:

               (a) Recruit or hire any employee of the Company, or otherwise attempt to solicit or induce any employee of the Company to leave the employment of the Company.

               (b) Solicit any customer or Prospective Customer of the Company or otherwise interfere with the business relationships between the Company, its customers, Prospective Customers, suppliers and others with whom the Company conducts its Clinical Research Services business.

               (c) Perform any service for any customer or Prospective Customer of the Company which is competitive in any manner with Clinical Research Services which the Company may perform for such customers or Prospective Customers, regardless of whether the Company has or is now providing such Clinical Research Services.

               (d) Executive shall not directly or indirectly solicit for employment on Executive's own behalf, or on behalf of any other enterprise, any individual who is or has been an employee, agent or independent contractor of the Company in a capacity related or pertaining to Clinical Research Services.

     This covenant not to compete shall in no way restrict the rights of Executive to hold 5% or less of the equity securities of any corporation whose equity securities are listed on a national securities exchange or are regularly traded in the over-the-counter market and for which quotations are available on the National Association of Securities Dealers Automated Quotation System.

          3.3 Confidentiality. Executive acknowledges that, by virtue of his involvement with the Company, he has been, and in the future will be, exposed to and has had access, and, in the future will have access, to trade secrets, processes, computer programs, financial data and information, marketing information, customer information, pricing information, customer lists, information


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               relating  to the  business or  operations  of the Company and any other information, software, equipment or processes which are used in connection with or relate to the Company or its members, managers, employees, customers or other vendors or which are otherwise proprietary to or in the possession of the Company
               ("Confidential   Information")  except  where  such  Confidential
               Information (i) was or becomes generally available to the public other than as a result of a disclosure by Company or its affiliates to one or more unauthorized parties, (ii) is required by law to be disclosed or (iii) is made generally available to the public by the Company. Executive further acknowledges that his expertise, knowledge and experience in, of and with the Company would enable him to use such information to benefit individuals or entities other than the Company. Executive hereby covenants and agrees as follows:

                    (a) During the Term and at all times thereafter, the Confidential Information shall be kept confidential by Executive, will not be used in any manner which is detrimental to the Company or its shareholders, members, managers or employees, and will be safeguarded by Executive from unauthorized disclosure. Executive also agrees that Executive will disclose to the Person or Persons designated by the Company all Confidential Information.

                    (b) Following the expiration of the Term, Executive will return to the Company any Confidential Information currently in his possession or control or which may subsequently come into his possession or control, will not retain any copies, including non-conforming copies, thereof, including, without limitation, all analyses, compilations, studies or other documents in whatever form, including magnetic media, prepared by Executive or for Executive's use containing or reflecting any Confidential Information. Executive shall not disclose to the Company, use in the Company's business, or cause the Company to use, any confidential or proprietary information or materials of any third party.

          3.4 Enforcement by Injunction. Executive acknowledges that the protections of the Company set forth in Sections 3.1, 3.2 and 3.3 of this Agreement are of vital concern to the Company, that monetary damages for any violation thereof would not adequately compensate the Company and that the Company is engaged in a highly competitive business. Accordingly, Executive agrees that the restrictions set forth in Sections 3.1, 3.2 and 3.3 are reasonable and that, in addition to any other remedy, the Company shall be entitled to enforce such Sections by injunction whether or not Executive's employment hereunder has terminated. Executive hereby waives any requirement of a bond for such enforcement by injunction.

          3.5  Early  Termination of  Restrictive  Provisions.  The  restrictive


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               covenant  set  forth  in  Section  3.2 of  this  Agreement  shall terminate immediately upon the occurrence of (i) any termination of Executive not for Cause, (ii) any termination of Kirby under the Kirby Employment Agreement not for Cause, or (ii) an "Event of Default" under any Note which is due to PHC's failure or refusal to pay amounts due to Sellers thereunder which such failure or failures continue for an aggregate period of not less than six (6) months during the Terms of any such Notes.

          3.6 Partial Enforcement. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then such term or condition shall automatically, and without any further action, be reformed so as to retain the fullest extent of any restriction therein permitted by law and the remainder of this Agreement, and such term or condition, except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

          3.7 Cumulative Rights. Each and all of the various rights, powers and remedies of the Company as set forth in this Agreement shall be considered as cumulative, with and in addition to any other rights, powers or remedies of such parties, and no one of them is exclusive of the others or is exclusive of any other rights, powers and remedies allowed by law or in equity. The exercise, partial exercise or non-exercise of any rights, powers or remedies shall constitute neither the election thereof nor the waiver of any other rights, powers or remedies. All rights, powers and remedies of the parties hereto shall survive the termination of this Agreement.

          3.8 Merger or Reorganization. The Company may assign its rights under this Agreement in accordance with Section 10.10 of the Purchase Agreement.

          3.9 Enforcement. Executive agrees and warrants that the covenants contained herein are reasonable, that valid consideration has been and will be received therefore and that the agreements set forth herein are the result of arms-length negotiations between the parties hereto. Executive recognizes that the provisions of this Article 3 are important to the continuing welfare of the Company, and that money damages are an inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by Executive, Pivotal or PHC, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by Executive in violation of this Article 3.

     4.   Termination of Employment.

          4.1 Death or Disability. Executive's employment under this Agreement shall terminate upon his death or Disability. Executive shall be deemed to be Disabled in the good faith determination of the


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               Board. At any time and from time to time, upon reasonable request therefore by the Company, Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. The Company shall promptly give Executive notice of any such determination of Executive's Disability and of the decision of the Company to terminate Executive's employment by reason thereof. In the event of Disability, until the Date of Termination the Base Salary
               payable  to  Executive   under   Section  2.1  shall  be  reduced
               dollar-for-dollar by the amount of disability benefits, if any, paid to Executive in accordance with any disability policy or program of the Company. "Disability" shall mean the inability of Executive, by reason of any medically determinable physical or mental impairment for a period of 90 days during any 12 month period, regardless of the Executive's presence or absence at his place of employment, to carry out and perform the duties and obligations ordinarily required of Executive.

          4.2  Termination by the Company.

               (a) With or Without Cause. The Company may terminate Executive's employment under this Agreement with or without Cause. "Cause" means, (i) commission of any dishonest act by Executive in connection with Executive's performance of activities including, without limitation, but not limited to, an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company, (ii) drunkenness or intoxication while engaged in Company business or the use of drugs or alcohol in a manner which adversely affects performance of the Executive's activities, (iii) diversion of any corporate opportunity of the Company for Executive's direct or indirect benefit, (iv) commission by Executive of any act of sexual harassment, discrimination or other violation of any similar statute, ordinance, law or regulation regarding human rights, (v) any act or omission by Executive which causes the disqualification, expiration or termination of the Company's license which is issued by any governmental or quasi governmental authority under any statute governing the business or operations of the Company and which disqualification, expiration or termination has a Material Adverse Effect upon the Company's ability to conduct business, (vi) the breach by Executive of Article 3 of this Agreement, or (vii) Executive's failure to use commercially reasonable efforts to perform his duties under this Agreement and Executive's failure to cure such non-performance within thirty (30) calendar days after receipt of written notice from the Company specifying the nature of such failure, or if such failure is not capable of being cured within thirty (30) calendar days, Company's acceptance, in writing, of a written plan of action submitted to the Company, within ten (10) calendar days of receipt of such notice from the Company, that sets forth a reasonable plan for Executive's cure of the failure, provided, however, that two or more occurrences of Executive's failure to use commercially reasonable efforts


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                    to perform his duties under this  Agreement  during the term of this Agreement shall, at Company's option, constitute an immediate termination for Cause.

          4.3 Termination by Executive. Upon thirty days prior written notice Executive may terminate his employment under this Agreement with or without Good Reason (as defined below). If such termination is with Good Reason, Executive shall give the Board written notice, which shall identify with reasonable specificity the grounds for Executive's resignation. For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) a reduction in Executive's compensation in violation of Section 2.1 of this Agreement, which reduction is accomplished without the prior written consent of Executive, (ii) a material diminution in Executive's duties and responsibilities under this Agreement for a period of one month or more other than by virtue of Executive's Disability, which material diminution is accomplished without the prior written consent of Executive, or the mutual written consent of Executive and Company, or the unilateral conduct of Executive,
               (iii) the failure to pay any of Executive's compensation when due (including any Bonus), except in the case of Executive's breach of this Agreement or any other agreement between Executive, the Company or its affiliates, (iv) any material breach of, or material failure of the Company to perform, any material provision of this Agreement including, but not limited to, the
               Bonus provisions contained in Sections 2.2 and 2.3, and the failure of such breaching party to cure such breach or non-performance within the applicable "Cure Period", or (v) any failure by PHC to fund the Company's working capital requirements in accordance with the terms and conditions and in the amount set forth in Section 3.5 of the Purchase Agreement, which failure would materially impair Executive's ability to perform the duties set forth in attached Exhibit A. For purposes of this Agreement, the term "Cure Period" shall mean a period of time that commences upon the giving of written notice by a non-defaulting party to the defaulting party(ies) that a breach or failure to perform has occurred and expires ten (10) calendar days from the date such notice is given or deemed given.

          4.4 Date of Termination. "Date of Termination" shall mean the earlier of (a) the expiration of the Term, and (b) if Executive's employment is otherwise terminated whether by Executive or by the Board, the date on which Executive's employment with the Company actually terminates.

          4.5 No Event of Default under Transaction Documents. Any termination of this Agreement by the Company or Executive (whether with or without Cause and whether with or without Good Reason) shall not independently constitute an event of default for purposes of the Transaction Documents, and no independent action initiated by Executive, PHC or Pivotal for a breach of the terms and conditions of this Agreement shall give rise to a separate cause of action under the Transaction Documents except the rights specifically set forth in the Notes.

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     5.   Compensation Upon Termination.

          5.1  As a Result of Death, Disability, Cause or Resignation.

               (a) Death or Disability. Subject to Executive's continuing compliance with the terms of this Agreement, if Executive's employment under this Agreement is terminated prior to the expiration of the Term by reason of his death or disability, then Executive (or in the case of his death, his personal representative) shall be entitled to receive the amount of his Accrued Obligations (as defined below), such amount to be paid in accordance with the Company's ordinary and customary payroll practices. As used in this paragraph, "Accrued Obligations" means, as of the Date of Termination,
                    (i) any payments which Executive may be entitled to receive pursuant to any Company employee benefits plan or program,
                    (ii) any earned but unpaid Base Salary as of the date of such termination, (iii) any accrued and unpaid expense reimbursements or auto allowance pursuant to Sections 2.5 and/or 2.6, and (iv) any accrued or earned and unpaid Bonus pro-rated through the Date of Termination.

               (b) Termination for Cause; Resignation Without Good Reason. If Executive's employment under this Agreement is terminated prior to the expiration of the Term by reason of his termination by the Company for Cause or his resignation without Good Reason, then Executive shall solely be entitled to receive the following benefits: (i) any benefits which Executive may be entitled to receive pursuant to any Company employee benefits plan, (ii) any earned, but unpaid Base Salary, and (iii) any accrued but unpaid expense reimbursements, subject to Section 2.5, or auto allowance pursuant to Section 2.6.

          5.2  By Executive for Good Reason or the Company other than for Cause.

                    (a) Benefits. If, prior to scheduled expiration of the Term, the Company terminates Executive's employment without Cause, or Executive terminates his employment for Good Reason, Executive shall be entitled to receive the Accrued Obligations described in Section 5.1(a) and, subject to Section 5.2(b), the following additional benefits (such additional benefits, the "Post-Termination Benefits"):

                    (i) In the event the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason, then, provided Executive continues to comply with the terms of Section 3 of this Agreement, the Company shall pay to Executive his Base Salary, payable in accordance with Pivotal's regular payroll practices (but no less frequently than monthly) less federal and state income tax withholding, other deductions required by law and other normal deductions, for a period of six (6) months following


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
                         the Date of Termination. In addition, Executive shall have the right to select an executive placement firm to provide executive placement services to Executive and the Company shall retain and pay directly all costs up to $10,000 for such executive placement services until the earlier to occur of (i) the date on which Executive starts new, full time employment, or (ii) six months from the Date of Termination.

                    (b) Conditions to Receipt of Post-Termination Benefits under Section 5.2(a). As a condition to receiving any Post-Termination Benefits to which Executive would otherwise be entitled under Section 5.2(a), Executive shall execute a release (the "Release"), in a form and substance reasonably satisfactory to the Board, of any claims, whether arising under Federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries, and their respective officers, directors and stockholders which arise or may have arisen on or before the date of the Release, other than any claims arising under any of the Transaction Documents or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of Company's (or any of its subsidiaries') certificate of incorporation or by-laws or any directors and officers liability insurance policies maintained by the Company. If Executive fails or otherwise refuses to execute a Release within a reasonable time after the Company's request to do so, Executive will not be entitled to any Post-Termination Benefits. In addition, if, following a termination of employment that gives Executive a right to the payment of Post-Termination Benefits, Executive engages in any activities that violate the covenants in
                         Section 3, Executive shall have no further right or claim to any Post-Termination Benefits and shall promptly repay any Post-Termination Benefits previously received (such repayment to be in addition to any other rights or remedies available to Company in respect of such violation).

          5.3 No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 5 by seeking other employment or otherwise, and, except as otherwise expressly provided in Sections 5.1 or 5.2, the amounts of compensation or benefits payable or otherwise due to Executive under this Section 5 or other provisions of this Agreement shall not be reduced by compensation or benefits received by Executive from any other employment he shall choose to undertake following termination of his employment under this Agreement.

     6.   Miscellaneous.

          6.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the successors and assigns of the Company.

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
          6.2 Notices. All notices or other communications hereunder shall be made in writing and shall be deemed duly given (a) when personally delivered to the intended recipient (or an officer of authorized representative of the intended recipient), (b) on the day of transmittal when sent by facsimile with confirmation of receipt if sent prior to 5:00 pm, or on the immediately following day if sent after 5:00 pm, (c) on the first business day after the date sent when sent by a nationally recognized overnight courier service, or (d) three business days after it is sent by first class U.S. mail, postage prepaid, to the intended recipient at the address set forth below:

                                (a) to PHC or the Company, to it at:

                                    PHC, Inc.
                                    200 Lake Street, Suite 102
                                    Peabody, MA  01960
                                    Attention:  Bruce A. Shear, President
                                    Facsimile No.:  (978) 536-2677

                                with a copy to:

                                    Arent Fox Kintner Plotkin & Kahn, PLLC
                                    1050 Connecticut Avenue, NW
                                    Washington, DC  20036-5339
                                    Attention:  J. Aaron Ball, Esq.
                                    Facsimile No.:  (202) 857-6395

                                (b) to Executive at:

                                    Michael J. Colombo
                                    4328 East Bramble Circle
                                    Mesa, AZ 85206


Any party may change the address to which notices and communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

          6.3 Construction. As used in this Agreement, unless the context otherwise requires: (i) references to "Section" are to a section of this Agreement; (ii) all "Exhibits" referred to in this Agreement are to Exhibits attached to this Agreement and are incorporated into this Agreement by reference and made a part of this Agreement; (iii) "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; (iv) the headings of the various sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement; and (v) "knowledge" of a person means the actual knowledge of such person and the knowledge that a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation concerning the existence of the matters addressed.

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          6.4  Assignment. This Agreement shall not be assignable by Executive.

          6.5 Execution in Counterparts. This Agreement may be executed in two or more counterparts and by facsimile signature, each of which shall constitute an original, but all of which together shall constitute but a single instrument.

          6.6 Jurisdiction and Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona applicable to agreements made and to be performed in Arizona. Any and all disputes arising out of, related or pertaining to this Agreement shall be resolved in accordance with the Arbitration provisions set forth in Section 10.12 of the Purchase Agreement.

          6.7 Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected but shall be enforced to the full extent permitted by law.

          6.9 Complete Agreement; Modification and Termination. This Agreement contains a complete statement of all the arrangements among the parties with respect to its subject matter, supersedes all existing agreements among them concerning that subject matter and may be modified, waived or terminated only by a written instrument signed by the parties.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                  PHC, Inc.


                                  By: /s/ Bruce A. Shear
                                     ______________________________________
                                          Bruce A. Shear
                                  Title:  President


                                  EXECUTIVE


                                  /s/  Michael Colombo
                                    ______________________________________
                                       Michael Colombo


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
                                       A-1
                                    Exhibit A

                            Executive Job Description


1.       Responsibilities

The Executive shall be responsible for management of all PHC staff conducting Clinical Research Services (including within Pivotal, PPR, Inc., and any PHC operating divisions) and all other employees associated with the Clinical Research Services Business. Efforts of the Executive will be focused towards the following:

     o    Manage Growth

     o   Implement Best Practices across all sites conducting clinical research

     o Identify and implement strategies to improve operational efficiency and patient recruitment

     o    Assess,   present  and  pursue  growth   opportunities   using  either
          Greenfield or acquisition approaches

     o Develop staff to ensure a robust long-term focused, high performance organization

     o Develop business strategy and annual goals for the clinical research organization

2.       Reporting Relationship

The Executive will report directly to the CEO of PHC and the Board. All employees conducting Clinical Research Services full time will have a direct reporting relationship into the clinical research organization managed by Executive. Any PHC staff whose time is divided between providing Clinical Research Services and providing other services to PHC or its subsidiaries or affiliates will have a direct reporting relationship into the clinical research organization when they are performing tasks contracted to them by the Pivotal Business. Compensation for part time staff will be negotiated prior to acceptance of any new protocols for work to be performed on that protocol.

3.       Accountability

The Executive will be accountable directly to the CEO of PHC. The Executive is responsible for all financial and operational performance measures defined above. The Executive will provide weekly written performance reports (5-15) to the CEO of PHC. The Executive will support any Board presentations or meetings as requested by the CEO of PHC. Any and all foreseen difficulties associated with meeting monthly performance targets will be identified to the CEO of PHC.



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4.       Authority

Subject to the authority of the Board, the Executive will have full authority to manage and run clinical research activities across all PHC subsidiary sites. Subject to the authority of the Board, the Executive will have authority to conduct clinical research operations autonomously at all PHC sites.





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